Exhibit 10.3

Mechanical Technology, Incorporated 2012 Equity Incentive Plan

ISO Qualified Stock Option Notice (2012)

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We are pleased to inform you that Mechanical Technology, Incorporated (the “Company”) has granted you an option to purchase Mechanical Technology, Incorporated common stock.  Your grant has been made under the Company’s 2012 Equity Incentive Plan (the “Plan”), which together with the terms contained in this Notice, sets forth the terms and conditions of your grant and is incorporated herein by reference.  A copy of the Plan is attached.  Please review it carefully.

Grant Number:	«GrantNo»
Date of Grant:	«GrantDate»
Shares Granted:	«Shares»
Option Price:	«Price»
Grant Type:	«GrantType»
Vesting Start Date:	«VestBegins»
Last Date to Exercise:	«LastDateToExer»

Vesting:

Subject to the terms of the Plan, shares vest according to the following vesting schedule:

1

Date of Vest

	Shares Vesting Over the Period	Vesting in Period Occurs	Last date to Exercise
«WaitDate»	«WaitShares»	«WaitDate»	«WaitExpire»
«P1Vest»	«P1Shares»	«P1Frequency»	«P1LastDate»
«P2Vest»	«P2Shares»	«P2Frequency»	«P2LastDate»
«P3Vest»	«P3Shares»	«P3Frequency»	«P3LastDate»
«P4Vest»	«P4Shares»	«P4Frequency»	«P4LastDate»
«P5Vest»	«P5Shares»	«P5Frequency»	«P5LastDate»

Exercise:

You may exercise this Option, in whole or in part, to purchase a whole number of vested shares at any time, by following the exercise procedures set up by the Company.  All exercises must take place before the Last Day to Exercise, or such earlier date as is set out below following your termination of employment, total and permanent disability, retirement or death.  The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option.

Employment Requirements:

The Notice sets out the terms and conditions that govern this grant in the event of your termination of employment, total and permanent disability, retirement or death.  In the event of your termination of employment or board of director membership, all further vesting of shares under this grant shall stop, and all unvested shares are cancelled.  You will have three months after your employment or board of director membership terminates, to exercise your vested options.  For Board of Directors, Officers and other key employees (insiders), in the event a blackout period is in place at the time of your termination or retirement, the three-month period will commence at such time as the blackout period expires.  In the event of your death or total and permanent disability, your estate or you will have a period of 12 months to exercise any vested options.

Taxes and Withholding:

This option is intended to be an Incentive Stock Option, as defined under Section 422(b) of the Internal Revenue Code.  The exercise of this option may be a taxable event.

If the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payment from you, or withhold such amounts from other payments due to you from the Company.